Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-224692) and Forms S-8 (No. 333-234256 and 333-225393) of Business First Bancshares, Inc. of our reports dated March 5, 2021, with respect to the consolidated financial statements of Business First Bancshares, Inc. and the effectiveness of internal control over financial reporting, which reports appear in Business First Bancshares, Inc.’s 2020 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Fort Worth, Texas

March 5, 2021